P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 29, 2011		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) yesterday declared a cash dividend of $0.10 per common share, payable August 22, 2011, to common shareholders of record on August 8, 2011.
This quarterly dividend represents a payout of approximately $1.1 million, or 39.5% of Peoples' reported second quarter 2011 earnings, based on 10.6 million common shares currently outstanding. This quarterly dividend also produces an annualized yield of 3.40% based on the closing stock price of Peoples' common shares of $11.78 on July 27, 2011.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 48 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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